Exhibit 21

SUBSIDIARIES

1.  Union Hub Technology Sdn. Bhd., a Malaysia corporation
2.  Virtual Setup Sdn. Bhd., a Malaysia corporation (Variable Interest Entity)
3.  PGCG Properties Investment Limited, a British Virgin Islands corporation (inactive)
4.  Power Green Investments Limited, a British Virgin Islands corporation (inactive)